Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS COMPLETES

MERGER WITH INKINE PHARMACEUTICAL

Merger Creates Largest US Specialty Pharmaceutical

Company Focused Exclusively on Gastroenterology

RALEIGH, NC, October 3, 2005 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) announced that the merger of Salix Pharmaceuticals, Ltd. and InKine Pharmaceutical Company, Inc. has been completed. InKine stockholders received approximately 9 million newly issued shares of Salix common stock for InKine shares owned based on an exchange ratio of 0.1737 of a share of Salix common stock for each share of InKine common stock.

Carolyn Logan, President and CEO, Salix, commented, “The merger represents a combination of assets with a strategic fit that should drive growth and build long-term value. The addition of the existing and growing revenue from VISICOL®, along with potential future revenue from INKP-102, if approved, will diversify and strengthen Salix’s revenue base. Our current sales force has been trained and will begin detailing VISICOL today. We intend to have the additional sales representatives required to build out our expanded, 97-member sales force hired, trained and selling Salix’s full line of products – including COLAZAL®, XIFAXAN®, VISICOL®, AZASAN®, ANUSOL-HC® and PROCTOCORT® - by the end of November.”

Commenting on the merger, Adam Derbyshire, Senior Vice President, Finance and Administration and Chief Financial Officer, Salix, stated, “We believe the combination of the two companies should result in value creation for our stockholders. The combination of the two companies creates a business with a market value approaching $1 billion. In the short term, we believe the combination should allow Salix to build value by leveraging its sales force and more rapidly penetrating the purgative market with VISICOL. Over the long term, we believe the combination should enhance the Company’s ability to pursue additional product acquisitions to improve ongoing growth prospects.”

Effective at the time of the merger, the Salix board of directors increased from five to six members, and an independent member of the InKine board of directors, William Harral, III, was appointed as an additional independent director of Salix. Mr. Harral is the retired President and Chief Executive Officer of Bell Atlantic-Pennsylvania, Inc. (Verizon Communications). He currently serves as President of the Barra Foundation and as director and Chairman of C&D Technologies, Inc. and Director of The Bryn Mawr Trust Company. Additionally, he previously served as acting Dean of LeBow College of Business, Drexel University.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through Salix’s gastroenterology specialty marketing and sales team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Salix launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) is indicated for cleansing of the bowel as a preparation for colonoscopy in adults 18 years of age or older. VISICOL Tablets are the only FDA-approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

Salix also markets AZASAN® (azathioprine 75 mg and 100 mg tablets, USP), ANUSOL-HC® 2.5% (hydrocortisone Cream USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream USP) 1% and PROCTOCORT® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

AZASAN® is a registered trademark of aaiPharma Inc.

XIFAXAN® is licensed from Alfa Wassermann SpA.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of acquisitions, management of integration of the two companies and rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.